Financial News Release

CONTACTS:
Danny Herron	Annie Leschin/Vanessa Lehr
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	970.407.6555
danny.herron@aei.com	ir@aei.com

ADVANCED ENERGY ANNOUNCES FOURTH QUARTER RESULTS

•	Revenue of $141 million

•	GAAP earnings of $0.35 per diluted share

•	Non-GAAP earnings of $0.43 per diluted share

•	Ended quarter with $123 million in cash

Fort Collins, Colo., May 5, 2014 - Advanced Energy Industries, Inc. (Nasdaq: AEIS) today announced financial results for the first quarter ended March 31, 2014. The company reported first quarter sales of $140.9 million compared with $152.6 million in the fourth quarter of 2013 and $111.8 million in the first quarter of 2013. Net income was $14.7 million or $0.35 per diluted share. On a non-GAAP basis, net income was $18.1 million or $0.43 per diluted share. A reconciliation of non-GAAP net income and earnings per share is provided in the tables below. Based on the current mix of profits between precision power products and inverters, the effective tax rate was approximately 12.5%. The company ended the quarter with $122.7 million in cash and marketable securities, a decrease of $27.0 million, primarily due to the acquisition of AEG Power Solutions GmbH line of Power Control Modules announced in January.
“We largely delivered the results we anticipated in the first quarter. Our diversified business and powerful manufacturing and distributed R&D model drove increased profitability year over year,” said Garry Rogerson, CEO of Advanced Energy. “New precision power product lines are extending our reach into additional applications and geographies and new inverter products are being well received in our markets. While our margins were pressured by first quarter inverter seasonality and the impact of new products on our mix, our results demonstrated the advantages of our broadening product lines. With the completion of two successful acquisitions since the beginning of the year, we continue to generate and deploy our cash effectively. Overall, our business model is expanding our opportunities for future growth as we add adjacent power conversion products and new markets and continue our focus on reducing costs to drive year over year profitability.”

Precision Power Products
Precision Power products sales were $82.9 million in the first quarter of 2014, a 5.4% decrease from $87.6 million in the fourth quarter of 2013 and a 34.1% increase from $61.8 million in the first quarter of 2013. Growth moderated this quarter after exceptionally strong fourth quarter sales to semiconductor applications, while the addition of new product lines added to the growth of our industrial applications.
Inverters
Inverter sales were $58.1 million in the first quarter of 2014, down 10.6% from $64.9 million in the fourth quarter of 2013, and up 16.1% from $50.0 million in the first quarter of 2013. The convergence of multiple market dynamics this quarter caused revenues to decline sequentially more than expected during a typical seasonal first quarter.
Net Income
Net income for the first quarter was $14.7 million or $0.35 per diluted share, including $0.3 million of acquisition-related expenses, compared with $34.4 million or $0.83 per diluted share in the fourth quarter of 2013, and $6.8 million or $0.17 per diluted share in the same period last year. On a non-GAAP basis, adjusted net income this quarter decreased to $18.1 million or $0.43 per diluted share from $27.8 million or $0.67 per diluted share in the fourth quarter of 2013, and increased from $11.7 million or $0.29 per diluted share in the same period last year.
Second Quarter 2014 Guidance
Consistent with industry reports, OEM customers are seeing a decline in their second quarter bookings compared to the last six months. This is resulting in lower order rates, which are balanced out to an extent by our diversified product portfolio. Based on this, guidance is within the following ranges:

•	Sales of $135 million to $145 million

•	Earnings per share of $0.26 to $0.31, excluding restructuring charges

•	Non-GAAP earnings per share of $0.34 to $0.40
First Quarter 2014 Conference Call
Management will host a conference call tomorrow, Tuesday, May 6, 2014, at 8:30 a.m. Eastern Time to discuss Advanced Energy's financial results. Domestic callers may access this conference call by dialing 855-232-8958. International callers may access the call by dialing 315-625-6980. Participants will need to provide conference pass code 31352758. For a replay of this teleconference, please call 855-859-2056 or 404-537-3406 and enter pass code 31352758. The replay will be available for one week following the conference call. A webcast will also be available on the Investor Relations web page at http://ir.advanced-energy.com.

About Advanced Energy
Advanced Energy (Nasdaq: AEIS) is a global leader in innovative power and control technologies for high-growth, precision power conversion solutions. Advanced Energy is headquartered in Fort Collins, Colorado, with dedicated support and service locations around the world. For more information, go to www.advanced-energy.com.
This release includes GAAP and non-GAAP income and per share earnings data. Please note that beginning in 2013, Advanced Energy redefined its non-GAAP measures to exclude restructuring charges, acquisition -related costs, stock based compensation and amortization of intangibles and tax release items. These non-GAAP measures are not in accordance with, or an alternative for, similar measures calculated under generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Advanced Energy believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Additionally, the company believes that these non-GAAP measures, in combination with its financial results calculated in accordance with GAAP, provides investors with additional perspective. While some of these excluded items may be incurred and reflected in the company’s GAAP financial results in the foreseeable future, the company believes that the items excluded from certain non-GAAP measures do not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred. The use of non-GAAP measures has limitations in that they do not reflect all of the amounts associated with its results of operations as determined in accordance with GAAP and these measures should only be used to evaluate the company’s results of operations in conjunction with the corresponding GAAP measures.
Please refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.
Forward-Looking Statements
The company’s expectations with respect to guidance to financial results for the second quarter ending June 30, 2014, anticipated cost savings, profitability, market performance, demand for products, future charges, positioning of the company and other statements that are not historical information are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: (a) the effects of global macroeconomic conditions upon demand for our products; (b) the volatility and cyclicality of the industries the company serves, particularly the semiconductor industry; (c) the volatility and seasonality of renewable energy projects and inverter sales; (d) the acquisition of Solvix, REFUsol, the Power Control Modules product line from AEG Power Solutions GmbH (the “PCM”), and HiTek Power Group (collectively, the “Acquisitions”) including the successful integration of the operations of such Acquisitions, the retention of key employees of such Acquisitions, expectations surrounding the benefits of the

Acquisitions’ products, the total available market and expected sales of such products, and product cost expectations surrounding the fabless manufacturing models for REFUsol and the PCM; (e) with regard to the renewable energy market, the continuation of feed-in-tariffs and other incentives in Europe and elsewhere for inverters, including the RPS (renewable portfolio standards) and the timing and availability of grant programs in North America and Europe; (f) renewable energy project delays resulting from solar panel price changes and increased competition in the solar inverter equipment market, (g) the timing of orders received from customers, (h) the company's ability to realize benefits from cost improvement efforts including avoided costs, any restructuring plans and any inorganic growth, (i) the ability to obtain materials and manufacture products; and (j) unanticipated changes to management's estimates, reserves or allowances. These and other risks are described in Advanced Energy's Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC's website at www.sec.gov. Copies may also be obtained from Advanced Energy's website at www.advancedenergy.com or by contacting Advanced Energy's investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. As reiterated previously, aspirational goals and targets discussed on the conference call or in the presentation materials should not be interpreted in any respect as guidance. The company assumes no obligation to update the information in this press release.

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ADVANCED ENERGY INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	March 31,		December 31,
	2014	2013	2013

SALES	$140,948	$111,814	$152,580
COST OF SALES	88,287	69,975	93,753
GROSS PROFIT	52,661	41,839	58,827
	37.4%	37.4%	38.6%
OPERATING EXPENSES:
Research and Development	14,142	14,253	13,216
Selling, general, and administrative	19,731	17,654	21,960
Restructuring charges and asset impairment	—	—	2,305
Amortization of intangible assets	1,875	2,213	1,328
Total operating expenses	35,748	34,120	38,809

Operating income	16,913	7,719	20,018

Other income (expense), net	(96)	(203)	30
Income before income taxes	16,817	7,516	20,048
Provision (benefit) for income taxes	2,102	690	(14,307)
NET INCOME	$14,715	$6,826	$34,355

Basic weighted-average common shares outstanding	40,814	38,775	40,284
Diluted weighted-average common shares outstanding	41,870	39,598	41,332

EARNINGS PER SHARE:
BASIC EARNINGS PER SHARE	$0.36	$0.18	$0.85
DILUTED EARNINGS PER SHARE	$0.35	$0.17	$0.83

ADVANCED ENERGY INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2014	2013
ASSETS

Current Assets:
Cash and cash equivalents	$110,227	$138,125
Marketable securities	12,494	11,568
Accounts receivable, net	137,032	125,782
Inventories, net	109,656	109,771
Deferred income tax assets	10,736	10,746
Income taxes receivable	10,109	10,027
Other current assets	11,760	10,950
Total current assets	402,014	416,969

Property and equipment, net	33,041	34,888

Deposits and other	2,457	2,421
Goodwill and intangibles, net	207,210	177,211
Deferred income tax assets	21,486	21,488
Total assets	$666,208	$652,977

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$64,163	$55,623
Other accrued expenses	43,088	53,073
Notes payable to banks	15,068	13,661
Total current liabilities	122,319	122,357

Long-term liabilities	67,770	66,158

Total liabilities	190,089	188,515

Stockholders' equity	476,119	464,462
Total liabilities and stockholders' equity	$666,208	$652,977

ADVANCED ENERGY INDUSTRIES, INC.
SEGMENT INFORMATION (UNAUDITED)
(in thousands)

	Three Months Ended
	March 31,		December 31,
	2014	2013	2013
SALES:
Precision Power Products	$82,872	$61,777	$87,647
Inverters	58,076	50,037	64,933
Total Sales	$140,948	$111,814	$152,580

OPERATING INCOME (LOSS):
Precision Power Products	$23,211	$7,511	$24,723
Inverters	(6,298)	208	(2,400)
Total segment operating income	16,913	7,719	22,323
Restructuring charges and asset impairments	—	—	(2,305)
Other income (expense), net	(96)	(203)	30
Income before income taxes	$16,817	$7,516	$20,048

ADVANCED ENERGY INDUSTRIES, INC.
SELECTED OTHER DATA (UNAUDITED)
(in thousands)

Reconciliation of Non-GAAP measure - operating expenses and income, excluding certain items	Three Months Ended
	March 31,		December 31,
	2014	2013	2013

Gross Profit, as reported	$52,661	$41,839	$58,827
Operating expenses, as reported	35,748	34,120	38,809
Adjustments:
Restructuring charges and asset impairments	—	—	(2,305)
Acquisition-related costs	(260)	(1,093)	—
Stock-based compensation	(1,764)	(2,034)	(4,432)
Amortization of intangible assets	(1,875)	(2,213)	(1,328)
Non-GAAP operating expenses	31,849	28,780	30,744
Non-GAAP income from operations	$20,812	$13,059	$28,083

Reconciliation of Non-GAAP measure - income excluding certain items	Three Months Ended
	March 31,		December 31,
	2014	2013	2013

Income, net of tax, as reported	$14,715	$6,826	$34,355
Adjustments, net of tax
Restructuring charges and asset impairments	—	—	(11,785)
Acquisition-related costs	228	993	—
Stock-based compensation	1,544	1,847	4,038
Amortization of intangible assets	1,642	2,010	1,210
Non-GAAP income, net of tax	$18,129	$11,676	$27,818

Reconciliation of Non-GAAP measure - per share earnings excluding certain items	Three Months Ended
	March 31,		December 31,
	2014	2013	2013

Diluted earnings per share, as reported	$0.35	$0.17	$0.83
Add back:
per share impact of Non-GAAP adjustments, net of tax	0.08	0.12	(0.16)
Non-GAAP per share earnings	$0.43	$0.29	$0.67